Exhibit 4.77

Maximum Pledge Contract

Contract No.: 2014-MSDY-14-3

Pledgor : Hebei Chuanglian Finance Leasing Co., Ltd

Pledgee : Hua Xia Bank Co., Ltd Shijiazhuang Jianhua Branch

Signing Date : February 28, 2104

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB150,000,000

Pledge Term : From February 28, 2104 to August 28, 2104

Collateral: The assets Party A pledges to Party B by Joint Liability Pledge Contract (No. 2014-MSDY-14-3).